Exhibit 5.1

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, Pennsylvania 19103
+1 215 988 2700 main
+1 215 988 2757 fax

May 19, 2020

Quaker Chemical Corporation

901 E. Hector Street

Conshohocken, Pennsylvania 19428

Ladies and Gentlemen:

We have acted as counsel to Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), on or about the date hereof, relating to the offer and sale by the selling security holder named in the Registration Statement (the “Selling Security Holder”) of shares of the Company’s common stock, par value $1.00 per share (“Common Stock”) that will be available upon conversion of a convertible promissory note in the amount of DKK 20,000,000 (at the exchange rate reported as of May 18, 2020, approximately USD $2.9 million) (the “Convertible Note”) issued by the Company to the Selling Security Holder on May 7, 2020 as consideration in a private placement transaction.

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation, the Company’s by-laws, certain resolutions of the Company’s board of directors, the Convertible Note, the Registration Statement, and such other documents and corporate records relating to the Company, the private placement transaction and the contemplated issuance of the Common Stock as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, that the consideration required from the Selling Security Holder for the issuance of its shares pursuant to the Convertible Note or under the transaction documents related to the private placement transaction has been paid, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the accuracy and completeness of all corporate records and all other information made available to us by the Company.

Based on the foregoing and in reliance thereon, we are of the opinion that the shares of the Company’s Common Stock, when issued upon conversion of the Convertible Note, will have been duly authorized by the Company and will be validly issued, fully paid and nonassessable by the Company.

Quaker Chemical Corporation

May 19, 2020

We express no opinion concerning the laws of any jurisdiction other than the business corporation law of the Commonwealth of Pennsylvania and the federal securities laws of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ FAEGRE DRINKER BIDDLE & REATH LLP

Faegre Drinker Biddle & Reath LLP